Exhibit (d)5.3

LETTER AGREEMENT

Russell Investment Management Company

P.O. Box 1591

Tacoma, WA 98401-1591

Re:	Administrative Agreement

This Letter Agreement relates to the Administrative Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated January 1, 1999 (“Administrative Agreement”). RIC advises you that it is creating six new funds to be named Retirement Distribution Fund I – A Shares, Accelerated Distribution Fund I – A Shares, Extended Distribution Fund I – A Shares, Retirement Distribution Fund I – S Shares, Accelerated Distribution Fund I – S Shares and Extended Distribution Fund I – S Shares (each, a “LifePoints Retirement Distribution Fund”) and that each LifePoints Retirement Distribution Fund desires RIMCo to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement is hereby amended to include each LifePoints Retirement Distribution Fund, each with an annual administrative fee of 0.05% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Administrative Agreement by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 2007

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark
President